Exhibit 16.1

April 29, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Fusion Fuel Green PLC under Item 4.01 of its Form 6-K for the month of April 2021. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Fusion Fuel Green PLC contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp